UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 12, 2020 (June 8, 2020)

Teladoc Health, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37477	04-3705970
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Manhattanville Road, Suite 203 Purchase, New York	10577
(Address of principal executive offices)	(Zip Code)

(203) 635-2002

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TDOC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 8, 2020, Christopher Caridi joined Teladoc Health, Inc. (the “Company”) as the Senior Vice President, Chief Accounting Officer and Controller of the Company. Gabriel R. Cappucci, who previously held the position of Senior Vice President, Chief Accounting Officer and Controller of the Company, will continue as Senior Vice President – Finance.

Prior to joining the Company, Mr. Caridi, age 53, served as Senior Vice President and Chief Accounting Officer at John Wiley & Sons. While at John Wiley & Sons, Mr. Caridi was responsible for all aspects of accounting, from operational processes to Securities and Exchange Commission reporting, and led a global team of over 175 people. He led a successful transformation effort in this role, establishing a shared services group, globalizing processes and integrating acquisitions, while supporting a business in an evolving industry that was focused on driving innovation to continuously grow and meet market needs. Prior to his position at John Wiley & Sons, Mr. Caridi began his career at Price Waterhouse before taking on a series of progressively responsible finance roles for Reader’s Digest, Golden Books Family Entertainment, Thomson Healthcare and Thomson Reuters. Mr. Caridi is a certified public accountant and received a B.S. in Accounting from Penn State University and an M.B.A. from New York University’s Stern School of Business.

There are no arrangements or understandings between Mr. Caridi and any other person pursuant to which he was selected as an officer. There are no family relationships between Mr. Caridi and any director or officer of the Company or any other related-party transaction of the Company involving Mr. Caridi.

In connection with his commencement of employment with the Company, Mr. Caridi and the Company entered into a letter agreement that provides for (i) an annual base salary of $300,000, (ii) a signing bonus in the amount of $179,000, (iii) eligibility to receive an annual bonus targeted at 40% of his annual base salary, pro-rated for 2020 to reflect his partial year of service, and (iv) incentive equity awards under the Company’s 2015 Incentive Award Plan with an aggregate grant date fair value of approximately $380,000, which are expected to be issued in the form of stock options (representing 1/3 of the grant date fair value of the equity awards) and restricted stock units (representing 2/3 of the grant date fair value of the equity awards). The options to be issued to Mr. Caridi will an exercise price equal to the closing price of the Company’s common stock on the grant date, and are expected to vest as to 25% of the underlying shares on the first anniversary of the grant date, and as to the remaining 75% of the underlying shares in 36 equal monthly installments thereafter, subject to Mr. Caridi’s continued service on the applicable vesting date. The restricted stock units to be issued to Mr. Caridi are expected to vest in three equal installments on each of the first three anniversaries of the grant date, subject to Mr. Caridi’s continued service on the applicable vesting date.

Mr. Caridi will be eligible for payments and benefits in connection with a qualifying termination of employment pursuant to the terms of the Company’s Senior Leader Severance Plan as previously described in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 7, 2020. Mr. Caridi is subject to customary non-compete and non-solicitation provisions during the term of his employment and for a period of 12 months following his termination. Mr. Caridi has also entered into the Company’s standard indemnification agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELADOC HEALTH, INC.

Date:	June 12, 2020	By:	/s/ Adam C. Vandervoort
		Name:	Adam C. Vandervoort
		Title:	Chief Legal Officer and Secretary